MAGFAST



Invest

$100.00 minimum investment

Deadline January 11, 2021
in 2 months

Unit Price
$10.00

Total Raised
$0

Valuation
$20,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING MAGFAST

MAGFAST, LLC, a Delaware limited liability company (the “Company”), is a consumer-electronics company engaged in the business of developing, manufacturing, selling, and distributing a family of magnetic wireless chargers, principally for use with mobile devices such as smartphones, readers and tablets.

The company’s primary activities are product design and online marketing. Manufacturing is outsourced to partners in China. Our direct-to-consumer model is predicated on crowdfunding. Pre-orders have allowed us to validate demand for the product range and to test numerous online marketing approaches.

Our core values and beliefs are to: build and cherish strong bonds; choose to delight; share our passion; consider all implications; and embrace every challenge.

Products:

MAGFAST devices support older USB connections as well as USB-C and Qi Wireless, the new standards for wired and wireless charging. All MAGFAST products are designed to ‘cut the cord’, working together wirelessly as an integrated family through a unique ‘snap-to-charge’ technology: all power bank in the range can be rapidly charged by snapping it to a MAGFAST charger, then removed instantly when needed.

Designed for all mobile devices, every charger in the MAGFAST family is designed to be best in class, to work independently or in combination with any other; purchasing any single product offers incentives to buy more in the range. A video introduction & demonstration can be viewed at https://www.MAGFAST.com/investors/

The initial product family consists of six main products, with international variants to follow.

Learn more about MAGFAST at MAGFAST.com.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Tooling	$187,375	17.5%
Manufacturing & Materials	$736,195	68.8%
Product Certification	$24,000	2.2%
New Products	$70,000	6.5%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in MAGFAST LLC. This offering must raise at least $10,000 by January 11, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MAGFAST may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,107,000 units
× $10.00 per unit

$21,070,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Nov 19, 2020 • Primary offering of 107,000 shares at $10.00

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